Filed Pursuant to Rule 424(b)(7)
Registration No. 333-141605

PROSPECTUS SUPPLEMENT NO. 7

(To prospectus dated March 27, 2007)

1,819,582 Shares

Ventas, Inc.

Common Stock

This prospectus supplement no. 7, which supplements the prospectus filed by us on March 27, 2007, as supplemented on April 11, 2007, May 14, 2007, June 12, 2007, July 2, 2007, August 10, 2007 and August 31, 2007, relates to the resale from time to time by selling stockholders of the shares of common stock that may be issued to them upon the conversion of our 3 7/8% Convertible Senior Notes due 2011.

You should read this prospectus supplement in conjunction with the related prospectus, including any amendments or supplements thereto, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with the prospectus, including any such amendments or supplements. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information provided by this prospectus supplement supercedes information contained in the prospectus, as previously supplemented.

You should read and rely only on the information contained in this prospectus supplement and the related prospectus, as previously supplemented, together with additional information described on page 8 of the related prospectus under the heading “Where You Can Find More Information and Incorporation by Reference.” Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement or the related prospectus, as previously supplemented, is accurate only as of the date of the documents containing the information.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 1 of the related prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2007.

The information appearing under the heading “Selling Stockholders” beginning on page 3 of the related prospectus, as previously supplemented, is amended and restated in its entirety by the information below.

SELLING STOCKHOLDERS

Our 3 7/8% Convertible Senior Notes due 2011 (the “notes”) were originally issued by us to and immediately resold by Banc of America Securities LLC and J.P. Morgan Securities, Inc. in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. Selling stockholders, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the shares of our common stock that we may issue upon the conversion of the notes.

The table below sets forth the name of each selling stockholder and the number of shares of our common stock that would become beneficially owned by each selling stockholder should we issue our common stock that may be offered pursuant to this prospectus upon conversion of the notes. We have prepared the table below based on information provided to us by or on behalf of the selling stockholders on or prior to September 20, 2007. The selling stockholders may offer all, some or none of the shares of our common stock that we may issue upon the conversion of the notes. Accordingly, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon consummation of any of these sales. In addition, the selling stockholders identified below may have acquired, sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes or shares of our common stock since the date on which they provided the information regarding their notes.

The number of shares of our common stock issuable upon the conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling stockholder at the initial conversion rate of 22.1867 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, assuming 10% annual growth in our dividend rate and 25% quarterly growth in the market price of our common stock. Effective September 13, 2007, the conversion rate was adjusted to 22.3194 shares per $1,000 principal amount of notes and is subject to further adjustment in certain events. Accordingly, the number of shares of our common stock issued upon the conversion of the notes may increase or decrease from time to time. The number of shares of our common stock owned by the other selling stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the common stock that we may issue to them upon the conversion of the notes.

Based upon information provided by the selling stockholders, none of the selling stockholders or their affiliates has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

To the extent any of the selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Commission, “underwriters” within the meaning of the Securities Act.

Information about the selling stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

Name of Selling Stockholder	Principal Amount of Notes Owned Prior to Offering	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage of Shares Outstanding (1)(2)
Advent Convertible Arb Master	$4,558,000	36,059	36,059	—	*
Alcon Laboratories	493,000	3,900	3,900	—	*
Aristeia International Limited	9,900,000	78,320	78,320	—	*
Aristeia Partners LP	10,100,000	79,903	79,903	—	*

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Name of Selling Stockholder	Principal Amount of Notes Owned Prior to Offering	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage of Shares Outstanding (1)(2)
Arlington County Employees Retirement System	707,000	5,593	5,593	—	*
Basso Fund Ltd.	75,000	593	593	—	*
Basso Holdings Ltd.	1,775,000	14,042	14,042	—	*
Basso Multi-Strategy Holding Fund Ltd.	650,000	5,142	5,142	—	*
BNP Paribas Arbitrage (3)	2,000,000	15,822	15,822	—	*
British Virgin Islands Social Security Board	163,000	1,289	1,289	—	*
Canyon Capital Arbitrage Master Fund, Ltd. (4)	2,720,000	21,518	21,518	—	*
Canyon Value Realization Fund, L.P. (4)	1,440,000	11,392	11,392	—	*
Canyon Value Realization MAC 18 Ltd. (4)	160,000	1,265	1,265	—	*
CQS Convertible and Quantitative Strategies Master Fund Limited	11,500,000	90,978	90,978	—	*
Credit Industriel Et Commercial	2,500,000	19,777	19,777	—	*
Domestic & Foreign Missionary Society – DFMS	92,000	727	727	—	*
FFVA Mutual Insurance Company	45,000	356	356	—	*
Florida Fruit & Vegetable Association	69,000	545	545	—	*
Georgia Municipal Employee Benefit System	985,000	7,792	7,792	—	*
GLG Market Neutral Fund	20,000,000	158,224	158,224	—	*
GMIMCO Trust	500,000	3,955	3,955	—	*
Grady Hospital Foundation	135,000	1,068	1,068	—	*
Highbridge Convertible Arbitrage Master Fund LP	5,000,000	39,556	39,556	—	*
Highbridge International LLC	15,000,000	118,668	118,668	—	*
HFR CA Opportunity Master Trust	232,000	1,835	1,835	—	*
Independence Blue Cross	561,000	4,438	4,438	—	*
KBC Financial Products USA Inc. (5)	7,000,000	55,378	55,378	—	*
LDG Limited	222,000	1,756	1,756	—	*
Linden Capital LP	5,000,000	39,556	39,556	—	*
Luxor/Canyon Capital Arbitrage Fund Ltd. (4)	2,000,000	15,822	15,822	—	*
Lyxor Master Trust Fund	210,000	1,661	1,661	—	*
MSS Convertible Arbitrage 1 Fund c/o TQA Investors, LLC	49,000	387	387	—	*
Occidental Petroleum Corporation	317,000	2,507	2,507	—	*
Old Lane Cayman Master Fund LP	526,000	4,161	4,161	—	*
Old Lane HMA Master Fund LP	102,000	806	806	—	*
Old Lane U.S. Master Fund LP	172,000	1,360	1,360	—	*
Pro Mutual	894,000	7,072	7,072	—	*
Redbrick Capital Master Fund LTD	24,500,000	193,824	193,824	—	*
S.A.C. Arbitrage Fund, LLC	6,500,000	51,422	51,422	—	*
San Francisco City & County ERS	1,400,000	11,075	11,075	—	*
Silvercreek Limited Partnership	6,600,000	52,213	52,213	—	*
Silvercreek II Limited	4,400,000	34,809	34,809	—	*
Tamalpais Asset Management, L.P.	11,000,000	87,023	87,023	—	*

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Name of Selling Stockholder	Principal Amount of Notes Owned Prior to Offering	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage of Shares Outstanding (1)(2)
The Canyon Value Realization Fund (Cayman), Ltd. (4)	3,680,000	29,113	29,113	—	*
The City University of New York	141,000	1,115	1,115	—	*
The Grable Foundation	65,000	514	514	—	*
The Police & Fire Retirement System of the City of Detroit	418,000	3,306	3,306	—	*
TQA Master Fund, Ltd.	1,421,000	11,241	11,241	—	*
TQA Master Plus Fund, Ltd	815,000	6,447	6,447	—	*
Trustmark Insurance Company	266,000	2,104	2,104	—	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited	6,820,000	53,954	53,954	—	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited	680,000	5,379	5,379	—	*
Vicis Capital Master Fund	4,000,000	31,644	31,644	—	*
Waterstone Market Neutral Mac 51 Fund, Ltd.	6,222,000	49,223	49,223	—	*
Waterstone Market Neutral Master Fund, Ltd.	11,778,000	93,178	93,178	—	*
Zurich Institutional Benchmarks Master Fund Ltd c/o TQA Investors, LLC	542,000	4,287	4,287	—	*

Total (6)	$199,100,000

*	Less than 1%.

(1)	The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by the selling stockholder and that prior to the sale of such shares the selling stockholder does not acquire additional shares or dispose of shares beneficially owned by the stockholder that are not being offered pursuant to this prospectus.

(2)	The percentage of outstanding shares is based on 133,392,112 shares of common stock outstanding as of August 1, 2007.

(3)	The selling stockholder is under common ownership with BNP Paribas Securities Corp., a registered broker-dealer.

(4)	The selling stockholder’s investment advisor, Canyon Capital Advisors, LLC, is under common ownership with Canyon Partners Incorporated, a registered broker-dealer. The selling stockholder has reported an open short position in our common stock as follows: Canyon Capital Arbitrage Master Fund, Ltd. – 30,859 shares; Canyon Value Realization Fund, L.P. – 16,337 shares; Canyon Value Realization MAC 18 Ltd. – 1,815 shares; Luxor/Canyon Capital Arbitrage Fund Ltd. – 20,487 shares; and The Canyon Value Realization Fund (Cayman), Ltd. – 37,702 shares.

(5)	The selling stockholder is a registered broker-dealer and consents to being named as an underwriter.

(6)	Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

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